Exhibit 10.5

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Separation Agreement”) is made by and between Neothetics, Inc. (“Company”) and Maria Feldman (“Employee” or “You”) and shall be effective as of the Separation Date (as defined below) with respect to the following facts:

A.	Employee is presently employed by Company as Vice President, Clinical Operations, Quality & Regulatory Affairs.
B.

The Company is a party to that certain Agreement and Plan of Merger and Reorganization, dated as of October 17, 2017 (the “Merger Agreement”) by and among the Neothetics, Inc., Nobelli Merger Sub, Inc., and Evofem Biosciences, Inc.

C.

The Employee has been informed that, following completion of the merger pursuant to the Merger Agreement (the “Merger”), her employment will be terminated effective on or about February 16, 2018 (the “Separation Date”).

D.

The Company and the Employee are parties to that certain Employee Severance Agreement dated February 4, 2016 (the “Employment Agreement”) pursuant to which the Employee is entitled to certain severance payments in the event of termination or resignation under the circumstances described therein.

E.

Employee and Company have mutually agreed that the Company shall treat Employee’s separation from the Company as a termination without cause within 12 months of a change in control under the Employment Agreement.

F.	The severance payments set forth herein are exclusive of any payment payable to you upon completion of the Merger (the “Transaction Bonus”).
G.	The severance payments set forth herein are in lieu of any payments otherwise payable under the Employment Agreement.
H.

The parties desire to settle all claims and issues that have, or could have been raised by Company or Employee in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.Severance Package.  In exchange for the promises set forth herein, Company agrees to provide Employee with the following payments and benefits (“Severance Package”).  Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

1.1Severance Payment.  Company agrees to provide Employee with a severance payment equal to six (6) months of Employee’s base salary, One Hundred Thirty Six Thousand Nine Hundred Ninety Dollars ($136,990), less all applicable federal and state income and employment taxes (“Severance Payment”).  The Severance Payment will be paid out in a lump sum within ten (10) days following the Separation Date.

1.2Payment of Group Health Benefits.  Company agrees to reimburse Employee for premiums required to continue Employee’s group health care coverage for a period of six (6) months following Employee’s Separation Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period.

Exhibit 10.5

1.3Acceleration of Vesting.  Company shall cause the vesting and/or exercisability of each of Employee’s outstanding stock awards (that are specifically identified in Exhibit A hereto) (“Stock Awards”) to be automatically accelerated on the Separation Date.  All of Employee’s vested Stock Awards that are stock options shall remain exercisable by Employee until the earlier of (i) the expiration of the stock option pursuant to its terms or (ii) March 31, 2019.  Company shall be entitled to withhold applicable federal and state income and employment taxes related to the vesting contemplated by this Section 1.3 from amounts otherwise payable pursuant to Section 1.1 and Section 1.2 of this Separation Agreement. Other than the specific Stock Awards set forth on Exhibit A, Employee represents and agrees that no other equity or equity interest in the Company exists in to which Employee may now or later claim a right.

1.4No Further Payments or Benefits.  You acknowledge and agree that this Agreement provides you with payments and benefits that exceed that to which you would otherwise be entitled absent your execution of this Agreement.  Furthermore, you acknowledge that, after the Separation Date, except for the Accrued Benefits (as defined below), you will be entitled to no other or further compensation, remuneration or benefits from the Company including coverage under any benefits plans or programs sponsored by the Company or any equity rights not specifically identified in Exhibit A.  Any payments made to you under this Agreement shall be less all applicable taxes and other deductions required by law.

2.Accrued Benefits.  On the Separation Date, the Company will pay Employee all accrued salary and bonuses and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  Employee will be reimbursed for all reasonable business expenses Employee incurred through the Separation Date in accordance with the Company’s expense reimbursement policies.  Employee must submit, on or before the Separation Date, any request for reimbursement for any such expenses, accompanied by proper documentation, to the Company.  The payments discussed in this Section shall hereinafter be considered “Accrued Benefits” and will be paid to Employee regardless of whether or not Employee executes this Agreement.

3.General Release.

3.1Effective as of the Separation Date, Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, predecessors, successors, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, directors, shareholders, agents, and each of the successors and assigns of each such identified entities and individuals (collectively, “Company Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company, and the termination of employment with Company.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and all claims for attorneys’ fees, costs and expenses.

3.2Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

3.3The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of the form of Employee’s release of claims under the Age Discrimination in Employment Act.  This release does not extend to any severance or other obligations due Employee under this Agreement or to Employee’s vested rights and benefits under the Company’s benefit plans in accordance with the terms of such plans, nor does this release waive or bar any claim by the Employee to any governmental bounty.  Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated Bylaws, as amended, state or federal law or policy of insurance.

Exhibit 10.5

3.4The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.5The parties declare and represent that they each intend this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and they each intend the release herein to be final and complete.  The parties execute this release with the full knowledge that this release covers all possible claims against Company and the other Company Released Parties, to the fullest extent permitted by law.

4.California Civil Code Section 1542 Waiver.  The parties expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties waive any right which each have or may have under 1542 to the full extent they may lawfully waive such rights pertaining to this general release of claims.

5.Representation Concerning Filing of Legal Actions.  Company and Employee represent that, as of the date of this Separation Agreement, neither has filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against each other or that Employee has against the Company Released Parties, in any court or with any governmental agency, related to the matters released in this Separation Agreement.

6.Return of Company Property.  Employee understands and agrees that as a condition of receiving the Severance Package, all Company property must be returned to Company.  By signing this Separation Agreement, Employee represents that by the Settlement Date, Employee will have returned all Company property, data and information belonging to Company, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in Employee’s possession or control; provided, however, that Employee shall be permitted to retain his laptop computer and mobile phone once both such devices have been scrubbed clean of Company proprietary information by the Company’s information technology department.  Further, Employee represents that Employee has retained no copies thereof, including electronic copies and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company.

7.Confidentiality. This Agreement, its contents and all information pertaining to its negotiations shall remain confidential.  Employee will not disclose this Agreement or its contents to any person, other than her spouse or significant other, and her legal or tax advisor, as may otherwise be required by law, or as may be necessary to challenge an alleged breach of this Agreement in a court of competent jurisdiction..

8.Affirmation.  By your signature below, you represent that: (a) you are not aware of any unpaid wages, severance, vacation, benefits, commissions, bonuses, expense reimbursements, or other amounts owed to you by the Company, other than the Severance Package specifically promised in this Agreement, the Accrued Benefits and the Transaction Bonus; (b) you have not been denied any request for leave to which you believe you were legally entitled, and you were not otherwise deprived of any of your rights under the FMLA or any similar state or local statute; (c) you have not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Released Claims; and (d) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

9.No Admissions.  By entering into this Separation Agreement, Company, the other Company Released Parties and Employee make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

Exhibit 10.5

10.Older Workers’ Benefit Protection Act.  This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f).  Employee is advised to consult with an attorney before executing this Agreement.

10.1Acknowledgments/Time to Consider.  Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Settlement Agreement (although Employee may elect not to use the full 21-day period at Employee’s option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

10.2Revocation/Effective Date.  This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement.  In other words, Employee may revoke Employee’ acceptance of this Agreement within seven (7) days after the date Employee signs it.  Employee’s revocation must be in writing and received by Company by  the seventh day in order to be effective.  If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”).

10.3Preserved Rights of Employee.  This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.  In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

11.Future Cooperation. Employee agrees to cooperate reasonably with Company, its successors, and all Company affiliates (including Company’s outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which Company reasonably believes Employee may have knowledge or information. Employee further agrees to make herself available at mutually convenient times during regular business hours as reasonably deemed necessary by Company’s counsel. Company shall not utilize this Section to require Employee to make herself available to an extent that it would unreasonably interfere with employment responsibilities that she may have, and shall reimburse Employee for any pre-approved reasonable business travel expenses that she incurs on Company’s behalf as a result of this Section, after receipt of appropriate documentation consistent with Company’s business expense reimbursement policy. Employee agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which Company calls her as a witness. Employee further agrees that she shall not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against Company, its successors or affiliates, or any of their current or former officers, directors, employees, agents or representatives, except as required by law or regulation.

12.Severability.  In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.Full Defense.  This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by either of the parties in breach hereof.

14.Applicable Law.  The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

15.Entire Agreement; Modification.  This Separation Agreement, including the surviving provisions of Company’s Employee Proprietary Information and Inventions Agreement previously signed by Employee and Exhibits A and B, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

[Remainder of Page Left Intentionally Blank]

Exhibit 10.5

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: February 6, 2018By:                  /s/ Maria Feldman

                    Maria Feldman

EVOFEM BIOSCIENCES, INC. (Formerly Neothetics, Inc.)

Dated:  February 1, 2018                      /s/ Saundra Pelletier
       Saundra Pelletier, Chief Executive Officer

[Signature Page to Separation and Release Agreement]

Exhibit 10.5

EXHIBIT A

Stock Awards
The following identifies each and every stock award or equity interest in which Employee has or may claim an interest

Award Type	Grant Date	Grant Price	Total Outstanding
Options (ISO)	10-Mar-2014	$8.052	3,583
Options (ISO)	10-Feb-2015	$40.74	2,454
Options (NQ)	10-Feb-2015	$40.74	545
Options (ISO)	04-Feb-2016	$5.8206	4,166
Options (ISO)	02-Mar-2017	$8.58	11,655
Options (NQ)	02-Mar-2017	$8.58	3,345
Options (ISO)	22-Jun-2017	$13.62	4,724
Options (NQ)	22-Jun-2017	$13.62	18,608
			49,080

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